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EXHIBIT 2.3

                         SECOND SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is dated 7 April 2006

BETWEEN

(1) M2B WORLD PTE LTD (Company Registration No. 20003654C), a company incorporated in Singapore and having its registered office at 112 Middle Road #08-01, Midland House, Singapore 188970 ("the Vendor") and

(2) AUSTON INTERNATIONAL GROUP LIMITED (Company Registration No. 199801660M), a company incorporated in Singapore and having its registered office at 50 Raffles Place #29-00, Singapore Land Tower, Singapore 048623 ("the Purchaser" or "AIG").

(collectively, the "Parties" and individually, a "Party").

WHEREAS:

(A) The Parties have entered into a Sale and Purchase Agreement dated 20 December 2005 (the "Sale and Purchase Agreement") under which the Vendor sold to the Purchaser 8,100,000 shares of $0.10 each in the capital of M2B Game World Pte Ltd ("the Company") representing 81% of the existing issued share capital of the Company.

(B) On 15 February 2006, the Parties entered into a Supplemental Agreement to vary certain terms of the Sale and Purchase Agreement ("First Supplemental Agreement"),

(C) The Parties have agreed to further vary the provisions of the First Supplemental Agreement as set out herein.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       INTERPRETATION

1.1 Save as expressly provided herein, all terms and references used in this Agreement which are defined in the Sale and Purchase Agreement and the First Supplemental Agreement shall have the same meanings and construction ascribed to them in the Sale and Purchase Agreement and First Supplemental Agreement.

2.       AMENDMENT TO THE FIRST SUPPLEMENTAL AGREEMENT

2.1 The First Supplemental Agreement shall be amended by deleting Clause 2.1(c) and replacing it with the following;

         "6.2 The Vendor undertakes with the Purchaser that except with the consent in writing of the Purchaser or as otherwise expressly provided for in the Acquisition Agreement that the Vendor shall not, and shall procure that none of its subsidiaries shall not, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person whether as principal, shareholder, agent, consultant or otherwise:


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                 a.     for a period of three years from the date of this
                        Agreement or for so long as the Vender has representatives appointed to the Board of the Purchaser or exercises control over the management of the purchaser, carry on or be engaged, concerned or interested in any business of facilitating the distribution of and payment for massively multiplayer online games which is in competition with any Group Company in the Territory;

                 b. for a period of three years from the date of this Agreement or for so long as the Vendor has representatives appointed to the Board of the Purchaser or exercises control over the management of the Purchaser, induce any directors or employees of any Group Company to terminate such person's directorship or to leave the employment of the Group Company or employ such director or employee.

3.       FURTHER ASSURANCE

3.1 The Parties shall execute and do and take such steps as may be in their power and shall procure that all necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and thing; as may be required so that full effect may be given to the provisions of this Second Supplemental Agreement.

4.       SEVERANCE

4.1 If any provisions of this Second Supplemental Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further.

5.       CONFIRMATION AND INCORPORATION

5.1 Except to the extent expressly varied or amended by the provisions of this Second Supplemental Agreement, the terms and conditions of the Sale and Purchase Agreement and the First Supplemental Agreement and all other instruments and agreements executed, delivered and entered into thereunder in connection therewith or pursuant thereto are hereby confirmed and shall remain in full force and effect.

5.2 The Sale and Purchase Agreement, First Supplemental Agreement and this Second Supplemental Agreement shall be construed as one document and this Second Supplemental Agreement shall be considered to be part of the Sale and Purchase Agreement, and without prejudice to the generality of the foregoing, where the context so allows, references in the Second Supplemental Agreement to the Sale and Purchase Agreement and first Supplemental Agreement however expressed, shall be read and construed as references to the Sale and Purchase Agreement and First Supplemental Agreement as varied and amended and supplemented by this Supplemental Agreement.


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6.       COUNTERPARTS

6.1 This Second Supplemental Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may execute this Second Supplemental Agreement by signing any such counterpart.

7.       GOVERNING LAW

7.1 This Second Supplemental Agreement shall be governed and construed in accordance with the laws of Singapore.

7.2 In relation to any legal proceedings ("Proceedings") arising out of or in connection with this Second Supplemental Agreement, each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore and waives any claim that the Proceedings are held in an inconvenient forum.


IN WITNESS WHEREOF this Second Supplemental Agreement has been entered into on the date stated at the beginning.



Signed by     COLIN BINNY         )
M2B WORLD PTE LTD                 )     /s/ Signature Unreadable
in the presence of:               )

                  FRANCIS FOONG         /s/ Francis Foong


Sighed by     JOHN LI             )
AUSTON INTERNATIONAL              )
GROUP LIMITED                     )     /s/ Signature Unreadable
in the presence of    L.P. Lee    )



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